UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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BCB Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BCB Bancorp, Inc.

104-110 Avenue C

Bayonne, New Jersey 07002

March 17, 2014

Dear Fellow Shareholder:

We cordially invite you to attend the Annual Meeting of Shareholders of BCB Bancorp, Inc. The annual meeting will be held at The Knights of Columbus, 669 Avenue C, Bayonne, New Jersey 07002, at 10:00 a.m., Eastern Time, on April 24, 2014.

The enclosed notice of annual meeting and proxy statement describe the formal business to be transacted at the annual meeting. During the annual meeting we will also report on the operations of BCB Bancorp, Inc. Directors and officers, as well as a representative of our independent registered public accounting firm, will be present to respond to any questions that shareholders may have.

The annual meeting is being held so that shareholders may vote upon the following matters: (i) the election of four directors, (ii) the ratification of the appointment of the independent registered public accounting firm for the year ending December 31, 2014, and (iii) an advisory, non-binding resolution with respect to the executive compensation described in this Proxy Statement.

The Board of Directors has determined that approval of the matters to be considered at the annual meeting is in the best interests of shareholders. For the reasons set forth in the proxy statement, the Board of Directors recommends a vote “FOR” the matters (i) through (iii) above to be considered.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope as soon as possible, even if you currently plan to attend the annual meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the annual meeting. Your vote is important, regardless of the number of shares that you own. Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated, since a majority of the common stock must be represented at the annual meeting, either in person or by proxy, to constitute a quorum for the conduct of business.

Sincerely,

/s/ Mark D. Hogan

Mark D. Hogan

Chairman of the Board

BCB Bancorp, Inc.

104-110 Avenue C

Bayonne, New Jersey 07002

(201) 823-0700

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 24, 2014

Notice is hereby given that the Annual Meeting of Shareholders of BCB Bancorp, Inc., will be held at The Knights of Columbus, 669 Avenue C, Bayonne, New Jersey 07002, on April 24, 2014 at 10:00 a.m., Eastern Time.

A Proxy Card and a Proxy Statement for the annual meeting are enclosed.

The annual meeting is being held so that shareholders may vote on the following matters:

1.	The election of four directors;
2.	The ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2014;
3.	An advisory, non-binding resolution with respect to the executive compensation described in this Proxy Statement; and

such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned. Shareholders of record at the close of business on March 3, 2014, are the shareholders entitled to vote at the annual meeting or any adjournments thereof.

EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED ANY TIME PRIOR TO THE ANNUAL MEETING. A PROXY MAY BE REVOKED BY FILING WITH OUR CORPORATE SECRETARY A WRITTEN NOTICE OF REVOCATION, SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORDHOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

Our Proxy Statement, Annual Report on Form 10-K and proxy card are available on www.bcbbancorp.com. If you need directions to attend the Annual Meeting and to vote in person, please call us at (201) 823-0700.

By Order of the Board of Directors

/s/ Mark D. Hogan

Mark D. Hogan
Chairman of the Board

Bayonne, New Jersey

March 17, 2014

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

BCB Bancorp, Inc.

104-110 Avenue C

Bayonne, New Jersey 07002

(201) 823-0700

ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 24, 2014

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of BCB Bancorp, Inc. to be used at the Annual Meeting of Shareholders, which will be held at The Knights of Columbus, 669 Avenue C, Bayonne, New Jersey 07002, on April 24, 2014, at 10:00 a.m., Eastern Time, and all adjournments of the annual meeting. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement are first being mailed to shareholders on or about March 21, 2014.

At the annual meeting, shareholders will vote on the election of four directors, the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2014 and consideration of an advisory, non-binding resolution with respect to our executive compensation described in this Proxy Statement, and such other matters as may properly come before the annual meeting or any adjournments thereof.

REVOCATION OF PROXIES

Shareholders who complete proxies retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and any adjournments thereof. Proxies solicited on behalf of the Board of Directors will be voted in accordance with the directions given thereon. Where no instructions are indicated, validly completed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the annual meeting.

Proxies may be revoked by sending written notice of revocation to our Corporate Secretary at the address shown above, the submission of a later dated proxy or by voting in person at the annual meeting. The presence at the annual meeting of any shareholder who had returned a proxy shall not revoke such proxy unless the shareholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to our Corporate Secretary prior to the voting of such proxy.

If your shares of common stock are held in “street name” by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted at the annual meeting. If you wish to change your voting instructions after you have returned your voting instructions to your broker, bank or other nominee you must contact your broker, bank or other nominee. If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a legal proxy in your name from the broker, bank or other nominee who holds your shares.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of our common stock as of the close of business on March 3, 2014, our record date, are entitled to one vote for each share then held. As of the record date, we had 8,341,842 shares of common stock issued. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

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Persons and groups who beneficially own in excess of 5% of our common stock are required to file certain reports with the Securities and Exchange Commission (“SEC”) regarding such beneficial ownership. Based upon a review of beneficial ownership filings required to be filed with the SEC, we are not aware of any person who owns in excess of 5% of our common stock.

In accordance with New Jersey law, a list of shareholders entitled to vote at the annual meeting shall be made available at the annual meeting.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the nominees proposed by the Board of Directors, or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed, or “FOR ALL EXCEPT” nominees who are identified on the proxy card. Under New Jersey law and our Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the ratification of our independent registered public accounting firm, by checking the appropriate box a shareholder may: (i) vote “FOR” the item; (ii) vote “AGAINST” the item; or (iii) “ABSTAIN” from voting on such item. Under our Certificate of Incorporation and Bylaws, of the affirmative vote of a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN” is required for approval of this proposal.

As to the advisory, non-binding resolution with respect to our executive compensation as described in this proxy statement, a shareholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the annual meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on BCB Bancorp, Inc. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, BCB Bancorp, Inc. or the Board of Directors.

The Board of Directors will designate an inspector of elections.

Regardless of the number of shares of common stock owned, it is important that holders of a majority of the shares of our common stock be represented by proxy or present in person at the annual meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS GIVEN ON THE PROXY. WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXIES WILL BE VOTED “FOR” EACH OF THE PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING.

PROPOSAL I - ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 11 members and is divided into three classes, with one class of directors elected each year. Our directors will generally be elected to serve for a three-year period and until their respective successors have been elected and qualified. Four directors will be elected at the annual meeting. The Board of Directors has renominated Robert Ballance, Joseph Brogan and Donald Mindiak, and nominated August Pellegrini, Jr., for election as directors at the annual meeting. Each nominee of the Board of Directors has consented to being named in this Proxy Statement.

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The table below sets forth certain information, as of March 3, 2014, regarding the composition of our Board of Directors, including the terms of office of Board members, and information regarding our executive officers and the executive officers of BCB Community Bank (formerly Bayonne Community Bank), our principal operating subsidiary. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified below. If a nominee is unable to serve, the shares represented by proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominee and any other person pursuant to which such nominee was selected.

Name	Position(s) Held With the Company or the Bank	Age At Record Date	Director Since(1)	Current Term Expires(1)	Shares Beneficially Owned(2)	Percent of Class(2)

NOMINEES

Robert Ballance	Director	55	2000	2014	107,575 (11)	1.27%
Joseph J. Brogan	Vice Chairman of the Board	75	2000	2014	369,873(12)	4.37%
Donald Mindiak	Chief Executive Officer and Director	55	2000	2014	160,791 (13)	1.90%
August Pellegrini, Jr.	Director of the Bank	53	2013		102,565 (14)	1.21%

CONTINUING DIRECTORS

Thomas Coughlin	President, COO, Interim CFO and Director	54	2002	2015	157,753(5)	1.86%
Joseph Lyga	Director	54	2000	2015	118,400(3)	1.40%
Alexander Pasiechnik	Director	52	2000	2015	110,271(4)	1.30%
Spencer B. Robbins	Director	61	2011	2015	19,300(6)	0.23%
Gary S. Stetz	Director	51	2011	2015	34,477(7)	0.41%
Judith Q. Bielan	Director	49	2000	2016	98,666 (8)	1.16%
James E. Collins	Director	64	2003	2016	174,372 (9)	2.06%
Mark D. Hogan	Chairman of the Board	48	2000	2016	253,267(10)	2.99%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Amer Saleem	Chief Lending Officer	59	N/A	N/A	10,134 (15)	0.12%
William Pawlo	Chief Risk Officer	59	N/A	N/A	500(16)	0.01%
All directors and executive officers as a group (14 persons)	N/A	N/A	N/A	N/A	1,717,944	20.28%

(1)	Includes service as a director of BCB Community Bank. Expiration of term reflects service as a director with BCB Bancorp, Inc.
(2)	Includes shares underlying options that are exercisable within 60 days from the record date.
(3)	Mr. Lyga has, shared voting and dispositive power over 99,929 shares with his spouse and shared voting and dispositive power over 379 shares with his child. Includes 18,092 shares underlying options exercisable within 60 days from the record date.
(4)	Mr. Pasiechnik has sole voting and dispositive power over 96,865 shares. Includes 13,406 shares underlying options exercisable within 60 days from the record date. In addition, Mr. Pasiechnik has pledged 93,135 shares as security.
(5)	Mr. Coughlin has sole voting and dispositive power over 147,360 shares. Includes 10,393 shares underlying options exercisable within 60 days from the record date.
(6)	Mr. Robbins has sole voting and dispositive power over 18,100 shares, and shared voting and dispositive power over 200 shares with his child. Includes 1,000 shares underlying options exercisable within 60 days from the record date.
(7)	Mr. Stetz has sole voting and dispositive power over 32,400 shares and shared voting and dispositive power over 1,077 shares with his children. Includes 1,000 shares underlying options exercisable within 60 days from the record date.
(8)	Ms. Bielan has sole voting and dispositive power over 6,484 shares, shared voting and dispositive power over 73,513 shares with her spouse and shared voting and dispositive power over 77 shares with her children. Includes 18,592 shares underlying options exercisable within 60 days from the record date.
(9)	Mr. Collins has sole voting and dispositive power over 77,540 shares, shared voting and dispositive power over 81,525 shares with his spouse and shared voting and dispositive power over 2,401 shares with his children. Includes 12,906 shares underlying options exercisable within 60 days from the record date.
(10)	Mr. Hogan has sole voting and dispositive power over 45,264 shares, shared voting and dispositive power over 204,515 shares with his spouse and shared voting and dispositive power over 1,988 shares with his children. Includes 1,500 shares underlying options exercisable within 60 days from the record date.
(11)	Mr. Ballance has sole voting and dispositive power over 1,062 shares, shared voting and dispositive power over 85,427 shares with his spouse and shared voting and dispositive power over 2,494 shares with his children. Includes 18,592 shares underlying options exercisable within 60 days from the record date.
(12)	Mr. Brogan has sole voting and dispositive power over 5,010 shares, shared voting and dispositive power over 259,779 shares with his spouse and shared voting and dispositive power over 105,084 shares with his grandchildren. In addition, Mr. Brogan has pledged 94,300 shares as security.
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(13)	Mr. Mindiak has sole voting and dispositive power over 114,200 shares, shared voting and dispositive power over 30,063 shares with his spouse and shared voting and dispositive power over 3,122 shares with his children. Includes 13,406 shares underlying options exercisable within 60 days from the record date.
(14)	Dr. Pellegrini, Jr., has sole voting and dispositive power over 85,973 shares. Includes 16,592 shares underlying options exercisable within 60 days from the record date.
(15)	Mr. Saleem has sole voting and dispositive power over 5,928 shares. Includes 4,206 shares underlying options exercisable within 60 days from the record date.
(16)	Mr. Pawlo has sole voting and dispositive power over 500 shares.

Biographical Information Regarding Nominees, Continuing Directors and Executive Officers

Set forth below is biographical information regarding our directors and executive officers. For the individuals named below, all are directors of BCB Bancorp, Inc., the Parent Company of their wholly owned subsidiary, BCB Community Bank. Unless otherwise noted, each director has held the indicated position for at least 10 years.

Nominees for Directors

Robert Ballance, 55, recently retired as a Battalion Chief with the Bayonne Fire Department and is the owner of Bob’s Carpet located in Bayonne. Mr. Ballance was a director of the Bayonne Fire Exempt Association; has previously served as the Treasurer of the Bayonne Fire Department Local #11; and is a member of the Bayonne Elks B.P.O.E. Additionally, from 1997 to 2001, Mr. Ballance was a director of the Bayonne Federal Credit Union and has operated a flooring business for over 25 years. Mr. Ballance’s experience as a businessman, civil servant and former director of a financial institution support his appointment as a member of the Board of Directors. Mr. Ballance attended Saint Vincent DePaul Grammar School and Marist High School in Bayonne.

Joseph J. Brogan, 75, has over 45 years of experience in the insurance industry and is the founder of Brogan Insurance Agency located in Bayonne. His extensive experience as an insurance industry professional and real estate/market investor led to his appointment to serve as a member of the Board of Directors. Mr. Brogan is the former head of the New Jersey State Farm Agents Association and is a current member of the Knights of Columbus and the Fraternal Order of Elks. Mr. Brogan attended Saint Aloysius Grammar School, Jersey City, and Seton Hall Preparatory School, has received a B.S. from Saint Peter’s College and attended graduate school at Fordham and New Jersey City University.

Donald Mindiak, 55, has been employed in the banking industry for over 30 years and is currently Chief Executive Officer of BCB Community Bank. Until April 2013, Mr. Mindiak also served as President of the Company and Bank. From May 2007 until July 2010 Mr. Mindiak also served as Chief Financial Officer of BCB Bancorp, Inc. and BCB Community Bank. Before joining BCB Community Bank, he was employed by Summit Bank as a Manager of Strategic Planning and Support. Prior to his employment at Summit Bank, Mr. Mindiak was employed at First Savings Bank of New Jersey in Bayonne. During his tenure at First Savings Bank of New Jersey, he served as Treasurer and prior to that position as Controller. Mr. Mindiak served as an active member of the Asset/Liability, Budget, Investment and Rate Setting Committees while at First Savings Bank of New Jersey and was the former Chairman of the Asset Classification Committee. Mr. Mindiak served as a member of the Board of Governors of the NJ Bankers Association as well as the past President of the Community Bankers Association of New Jersey and presently serves on the Simpson Baber Foundation for the Autistic Board of Trustees. Mr. Mindiak received a B.A. degree in Chemistry from Rutgers, Newark College of Arts and Sciences and an MBA in Finance from Fairleigh Dickinson University.

Dr. August Pellegrini, Jr., 54, is presently the Assistant Dean, Office for Clinical Affairs and an Assistant Professor in the Restorative Dentistry Department at New Jersey Dental School in Newark, New Jersey. Dr. Pellegrini has had a private practice in Bayonne since 1986. Prior to that, Dr. Pellegrini worked at the Meadowview Hospital in Secaucus, NJ, and served in various positions at UMDNJ-New Jersey Dental School in Restorative Dentistry and Clinical Affairs. Dr. Pellegrini holds numerous memberships in the Professional Dentistry field including the former President for the Hudson County Dental Society and the New Jersey Dental Association. Currently, Dr. Pellegrini is a member of the Academy of General Dentistry, Hudson County Dental Society, New Jersey Dental Association, American Dental Association, American College of Dentists and the International College of Dentists. Dr. Pellegrini is a 3rd degree Knight of Columbus, and is actively involved in Donated Dental Services, Give Kids a Smile and Access to Care Task Force/NJ Dental Association. Dr. Pellegrini is currently a member of the Board of Directors of BCB Community Bank. Dr. Pellegrini’s educational background and service to the Bayonne community resulted in his re-nomination to serve as a member of the Board of Directors of BCB Bancorp, Inc. Dr. Pellegrini is a graduate of the Temple University School of Dentistry and Rutgers College where he received degrees in Biology and Psychology.

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Continuing Directors

Judith Q. Bielan, Esq., 49, is an attorney practicing law for 24 years. Ms. Bielan started her legal career as an associate with the law firm of Schumann, Hanlon, O’Connor and McCrossin from 1989 to 1993. Thereafter, Ms. Bielan formed her own law practice, and is currently a partner at Bielan, Miklos, Makrogiannis, P.C. where she continues to handle all aspects of litigation in real estate, family law, contract disputes and estate matters. She has also represented various banking clients in commercial and residential real estate closings. In the management of her own law practice, Ms. Bielan has experience in the areas of marketing, budgeting, public relations and collections. In addition, Ms. Bielan currently serves on the New Jersey State Bar Association Legislative Committee and the Hudson County Bar Association’s Due Diligence, Family Law and Early Settlement Committees. She also serves as a Commissioner on the Hudson County Condemnation Board. In 2010, Ms. Bielan served as President of the Hudson County Bar Association. Furthermore, Ms. Bielan is a certified matrimonial attorney and received the Hudson County Family Law of the Year Award in 2005. Ms. Bielan has volunteered and served the New Jersey and Hudson County communities by serving as a Trustee on the Board of Women Rising, coaching both boys and girls basketball at Bayonne PAL and previously serving as Vice Chair of the Board of Trustees of Holy Family Academy of Bayonne. Ms. Bielan’s legal expertise in the area of banking law, and her service to the Bayonne community as an attorney led to her appointment as a member of the Board of Directors. Ms. Bielan holds degrees from both Montclair State College and Seton Hall University of Law.

James E. Collins, 65, retired in 2010 as Senior Lending Officer of BCB Community Bank, and had worked in the banking industry since 1972. He is the former Vice President of Lending at First Savings Bank of New Jersey and served as that bank’s Community Reinvestment Officer and as a member of the Budget, Asset and Liability, Asset Classification and Loan Committees. In addition, Mr. Collins has served as Treasurer of the Bayonne Chamber of Commerce, as the past President of Ireland’s 32 and as citywide director for Bayonne’s C.Y.O. Sports Programs. Currently, Mr. Collins is a former Trustee for the Bayonne Education Foundation and is currently a member of the Directorate of Marist High School in Bayonne. Mr. Collins attended St. Mary’s, Our Lady Star of the Sea Elementary School and Marist High School, received a B.S. from St. Peter’s College and attended graduate school at the Institute for Financial Education. Mr. Collins was a certified Real Estate Appraiser and a member of the Review Appraisers Association.

Thomas M. Coughlin, 54, is President and Chief Operating Officer of BCB Bancorp, Inc. and BCB Community Bank, and has been employed in the banking industry for 24 years. In addition, Mr. Coughlin was appointed Interim Chief Financial Officer of BCB Bancorp, Inc. and BCB Community Bank on February 19, 2014, and has previously served as Chief Financial Officer of BCB Bancorp, Inc. and BCB Community Bank prior to his appointment. Mr. Coughlin was appointed President of the Company and Bank in April 2013. Mr. Coughlin was formerly Vice President of Chatham Savings Bank and, prior to that, Controller and Corporate Secretary of First Savings Bank of New Jersey. While at First Savings Bank of New Jersey, Mr. Coughlin served in various capacities on several executive managerial committees, including, but not limited to, the Budget, Asset/Liability and Loan Review Committees. Mr. Coughlin, who received his CPA designation in 1982, is the past President of the American Heart Association and has served as Trustee of D.A.R.E. and the Bayonne P.A.L. Mr. Coughlin attended Saint Vincent DePaul Grammar School and Bayonne High School, and received a B.S. degree from Saint Peter’s College.

Mark D. Hogan, C.P.A., 48, is a sole accounting practitioner with an office located in Bayonne. In addition, Mr. Hogan is a registered representative providing financial planning for his clientele. Mr. Hogan has achieved the following licenses and designations: NASD Series 7, 24 and 63, New Jersey Life and Health Insurance broker, New Jersey Property and Casualty Insurance broker. As a result of Mr. Hogan’s relevant professional experience and his aforementioned licenses and designations he is deemed well-qualified to serve as our Chairman of the Board of Directors. Mr. Hogan attended Saint Peter’s Preparatory School and received a B.S. degree in Finance from Pace University.

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Joseph Lyga, 54, has served on the Bayonne Fire Department since 1985, having achieved the rank of Battalion Chief. In addition, Mr. Lyga has been a self-employed contractor for the last 24 years in the area of systems design. In this capacity he has served BCB Bancorp, Inc., in conjunction with other technical advisors, to strengthen our firewall security for our computer systems in an effort to preserve and protect the integrity of our financial records. Mr. Lyga’s dedicated service to the Bayonne community led to his appointment to serve as a member of the Board of Directors. Mr. Lyga has served as President and Secretary/State Delegate of the Bayonne Fire Department Local #211 and has served as President, Vice President, Secretary and Treasurer of the Bayonne Fire Department Local #11. Mr. Lyga is also a member of the Sicilian Citizens Club. Mr. Lyga attended Saint Mary’s, Our Lady Star of the Sea Elementary School, Marist High School, New Jersey City University and the Chubb Institute where he studied computer programming and network design.

Alexander Pasiechnik, 52, is President and Chief Executive Officer of Victoria T.V. Sales and Appliances. Victoria T.V. Sales and Appliances is a family run business that has been operating successfully in the community of Bayonne for 50 years. Mr. Pasiechnik is also an accomplished real estate investor who owns and operates various commercial and investment real estate facilities. He is also an active member of the Bayonne Chapter of UNICO National. Mr. Pasiechnik’s financial acumen that was developed while serving as a senior executive of a successful company led to his appointment to serve as a member of the Board of Directors. Mr. Pasiechnik was born in Bayonne and attended Saint Mary’s, Our Lady Star of the Sea Elementary School, Marist High School, and Saint Peter’s College.

Spencer B. Robbins, 61, is the managing member of the law firm Robbins & Robbins, Esqs., located in Woodbridge, New Jersey for the past 29 years. The firm specializes in civil litigation and is a full service firm. Mr. Robbins served as Chairman of the Board of Directors of Allegiance Community Bank until it merged with BCB Community Bank in 2011. Mr. Robbins previously served as the Chief Judge of Woodbridge Township Municipal Court and South Plainfield Municipal Court and was a Judge in the Borough of Sayreville Municipal Court. Mr. Robbins is a principal in Dentaflix, LLC., a company involved in the repair of dental equipment on a national scale. He is also the managing member of Rags Development, LLC, and is associated with the Woodbridge Artisan Guild. On March 4, 2014, the Middlesex County Prosecutor’s Office served Mr. Robbins with a complaint alleging that Mr. Robbins committed two counts of voter fraud under New Jersey law, a third degree crime. The Nominating Committee and full Board of Directors have examined the nature of the pending proceedings against Mr. Robbins. Pending resolution of the proceedings, Mr. Robbins has determined to take a leave of absence from the Board of Directors and the committees of the Board on which he currently serves. During his leave of absence Mr. Robbins will receive no board fees or other compensation, will not participate in any Board or committee deliberations, and will not vote on any matter before the Board or any committee. The full Board of Directors will monitor the proceedings.

Gary S. Stetz, 51, serves as the managing member of Commercial Lubricants, LLC d/b/a Metrolube, an authorized ExxonMobil lubricant’s distributor in New York and New Jersey. Prior to that, Mr. Stetz was the managing partner for the accounting firm Stetz Belgiovine Manwarren and Wallis, P.C., located in Montclair, New Jersey for the past 20 years, which serviced over 1,000 corporate clients with an emphasis on Accounting, Auditing, Review Compilation Service, Estate Planning, Litigation Support Services, Management Advisory Services, Tax Preparation and Compliance Services. Additionally, Mr. Stetz is a member of the American Institute of Certified Public Accountants, the New Jersey Society of Certified Public Accountants and the National Society of Accountants and co-authored the book, “Project Management Accounting”. Mr. Stetz is a former Board member of Allegiance Community Bank, and presently serves on the Board for Partners For Women and Justice, Immaculate Conception High School in Montclair, New Jersey, and New Found Life. He is a graduate of Rutgers, Newark College of Arts & Sciences with degrees in Accounting and Finance, the University of Notre Dame with an MBA and Corpus Christi College in Oxford, England.

Executive Officers who are not Directors

The following is biographical information regarding the executive officers of BCB Community Bank who are not directors.

Amer Saleem, 59, is the Chief Lending Officer of BCB Community Bank. He was a Vice President and Team Leader of Commercial Lending at BCB Community Bank from 2002 to 2010. Prior to joining BCB Community Bank in 2002, Mr. Saleem was an Assistant Vice President of Commercial Lending at 1st Constitution Bank, Cranbury, New Jersey. Mr. Saleem holds a B.A. degree in Economics, Diploma in Accounting from City of London Polytechnic, London, England and an M.B.A. degree in Finance from Long Island University, New York. Mr. Saleem has over 28 years of banking experience, specializing in lending. Mr. Saleem is a member of the ALCO, Budget, Asset Classification and Officers’ Lending Committee.

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William Pawlo, 59, is the Executive Vice President–Finance and Chief Risk Officer of BCB Community Bank. He has been in the banking and financial services industry for more than 37 years. Upon the completion of BCB Bancorp, Inc.’s acquisition of Allegiance Community Bank in 2011, Mr. Pawlo joined BCB Community Bank as Chief Risk Officer. At Allegiance Community Bank, Mr. Pawlo had held the position of Senior Vice President and Chief Financial Officer. Mr. Pawlo’s career began at Somerset Savings Bank and has included positions in the Controlling and Financial Management areas of New Jersey based financial institutions including Executive Vice President, Chief Financial Officer and Treasurer at Fellowship Savings, Vice President and Controller at Carteret Savings and Senior Vice President at Metrobank. Mr. Pawlo’s diverse experience includes positions held in Secondary Mortgage Operations at Globe Mortgage and managing Loan Originations and Corporate Operations at Federal Mortgage. Mr. Pawlo’s career has also included positions at Deutsche Bank as Vice President Controller for U. S. Treasury Operations and at Barclays Bank in the Money Markets area. Mr. Pawlo has been a consultant and advisor in both Domestic and Foreign based businesses and for Financial Services Companies where he provided consulting services in the Controlling and Financial areas. Mr. Pawlo is a graduate of Rutgers University, Newark College of Arts and Sciences with a B.A. in Science and Accounting, and holds an M.B.A. in Finance from Fairleigh Dickinson University.

Board Independence

The Board of Directors has determined that, during 2013, except as to Messrs. Mindiak and Coughlin each member of the Board of Directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards. Messrs. Mindiak and Coughlin are not considered independent because they are executive officers of BCB Bancorp, Inc. and/or BCB Community Bank.

The Board of Directors has also determined that each member of the Audit Committee of the Board of Directors meets the independence requirements applicable to that committee prescribed by the Nasdaq Marketplace Rules, the SEC and the Internal Revenue Service. There were no transactions not required to be reported under “Transactions with Certain Related Person” that were considered in determining the independence of our directors.

Board Leadership Structure and Risk Oversight

BCB Bancorp, Inc. has chosen to separate the principal executive officer and board chair positions in order to provide a higher degree of independence and transparency between the Board and management. This leadership structure of the Board has been in place since the inception of BCB Bancorp, Inc. The Board believes that this leadership structure is most appropriate given the Board’s and BCB Bancorp, Inc.’s conservative risk profile and the Board’s role in monitoring BCB Bancorp, Inc.’s execution of its strategic plan and the risk elements associated with such execution. The Board monitors BCB Bancorp, Inc.’s risk by employing no less than five different departments, as well as independent companies to monitor and measure certain risk parameters of BCB Bancorp, Inc. such as interest rate risk, credit risk, liquidity risk, compliance risk and concentration risk. Reports assessing BCB Bancorp, Inc.’s risk are provided to management, and thereafter, management reports are prepared and provided to the appropriate directorial sub-committee, and ultimately to the entire Board. Given the independent roles both the Board and management have in monitoring BCB Bancorp, Inc.’s risk, BCB Bancorp, Inc. believes that its current leadership structure is well positioned to identify and mitigate these and other risks as they may arise.

Meetings and Committees of the Board of Directors

Our Board of Directors meets on a monthly basis and may hold additional special meetings. Our standing committees include the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. BCB Community Bank’s standing committees include an Asset/Liability Management Committee, a Loan Committee, an Investment Committee and a Budget Committee. During the year ended December 31, 2013, our board of directors held twelve regular meetings. No director attended fewer than 75%, in the aggregate, of the total number of board meetings held and the total number of committee meetings in which he or she served during fiscal 2013. During the year ended December 31, 2013, the board of directors of BCB Bancorp, Inc., held twelve regular meetings and two special meetings. No director attended fewer than 75%, in the aggregate, of the total number of board meetings held and the total number of committee meetings in which he or she served during fiscal 2013. At last year’s annual meeting all directors were in attendance.

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The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Directors Ballance, Bielan, Lyga and Robbins. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee and this charter has been posted to our web-site at www.bcbcommunitybank.net. The charter has not been amended. The Nominating and Corporate Governance Committee met two times during 2013.

The functions of the Nominating and Corporate Governance Committee include the following:

•	to lead the search for individuals qualified to become members of the Board of Directors and to select director nominees to be presented for shareholder approval;

•	to review and monitor compliance with the requirements for board independence;

•	to review the committee structure and make recommendations to the Board of Directors regarding committee membership;

•	to develop and recommend to the Board of Directors for its approval corporate governance guidelines; and

•	to develop and recommend to the Board of Directors for its approval a self-evaluation process for the Board of Directors and its committees.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining new perspectives. If any member of the Board of Directors does not wish to continue in service, or if the Nominating and Corporate Governance Committee of the Board of Directors decides not to re-nominate a member for re-election, or if the size of the Board of Directors is increased, the Nominating and Corporate Governance Committee would solicit suggestions for director candidates from all board members. In addition, the Nominating and Corporate Governance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees. The Nominating and Corporate Governance Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with ours;

•	has had experiences and achievements that have given them the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board of Directors and its committees, which includes being available for board and committee meetings;

•	is familiar with the communities in which we operate and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with their responsibilities to us and our shareholders; and

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•	has the capacity and desire to represent the balanced, best interests of our shareholders as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards, and if a nominee is sought for service on our Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

Although the Nominating Committee and the Board do not have a formal policy with regard to the consideration of diversity in identifying a director nominee, diversity is considered in the identification process. While attributes such as relevant experience, financial acumen, and formal education are always considered in the identification process, the Nominating Committee and the Board will also evaluate a potential director nominees personal character, community involvement and willingness to serve so that he or she can help further BCB Bancorp, Inc.’s and BCB Community Bank’s role as a community-based financial institution.

Procedures for the Shareholder Recommendations for the Nomination of Directors

Our Board of Directors has adopted procedures for the submission of director nominees by shareholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our shareholders. Shareholders can submit the names of candidates for director by writing to our Corporate Secretary, at 591-595 Avenue C, Bayonne, New Jersey 07002. The Chairman of the Board must receive a submission not less than 90 days prior to the anniversary date of our proxy materials for the preceding year’s annual meeting. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, the shareholder’s suggestion must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The submission must include the following information:

•	the name and address of the shareholder as they appear on our records, and number of shares of our common stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);
•	the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);
•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;
•	a statement detailing any relationship between the candidate and us;
•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors;
•	detailed information about any relationship or understanding between the proposing shareholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

There have been no material changes to these procedures since they were previously disclosed in our proxy statement for the 2013 Annual Meeting of Shareholders.

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We have no written procedural or informational requirements for the presentation of a shareholder nomination at the Annual Meeting of Shareholders. It is expected that any person making a shareholder nomination at the annual meeting will provide the information set forth above regarding themselves and the proposed nominee.

Shareholder Communications with the Board

A shareholder who wants to communicate with our Board of Directors or with any individual director can write to our Chief Executive Officer, 591-595 Avenue C, Bayonne, New Jersey 07002, Attention: Board Administration. The letter should indicate that the author is a shareholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;
•	attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or
•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board of Directors meeting, management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors.

Code of Ethics

We have adopted a code of ethics that is applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics has been filed as an exhibit to the Annual Report on Form 10-K.

The Audit Committee

The Audit Committee currently consists of directors Stetz, Bielan, Hogan, Pasiechnik and Robbins. Each current member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3. The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating a firm of independent certified public accountants to audit the annual financial statements;
•	in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of our financial reporting processes, both internal and external;
•	approving the scope of the audit in advance;
•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;
•	considering whether the provision by the external auditors of services not related to the annual audit and quarterly reviews is consistent with maintaining the auditor’s independence;
•	reviewing earnings and financial releases and quarterly reports filed with the SEC;
•	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls;
•	approving all engagements for audit and non-audit services by the independent registered public accounting firm; and
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•	reviewing the adequacy of the audit committee charter.

The Audit Committee met thirteen times during 2013. The Board of Directors has adopted a written charter for the Audit Committee and this charter has been posted to our website at www.bcbcommunitybank.net. The Audit Committee reports to the Board of Directors on its activities and findings. The Board of Directors believes that Mr. Stetz qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC.

Audit Committee Report

In accordance with SEC regulations, the Audit Committee has prepared the following report. As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2013;
•	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the SEC. In addition, the Audit Committee approved the appointment of ParenteBeard LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2014, subject to the ratification of the appointment by our shareholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee:

Gary Stetz, (Chairman)

Judith Q. Bielan

Mark D. Hogan

Alexander Pasiechnik

Spencer Robbins

___________________

The Audit Committee has approved a list of procedures for the engagement of outside auditors to perform non-audit tasks. The following services cannot be provided by the auditor: financial information systems design and implementation; internal audit outsourcing; appraisal or valuation services, fairness opinions, and contribution in kind reports; management functions or human resources; bookkeeping; broker or dealer or investment banking services; legal services unrelated to the audit; actuarial services; and services determined by the Audit Committee to be impermissible. All permissible non-audit services must be pre-approved by the Audit Committee. The authority to approve audit and non-audit services may be delegated by the committee to one or more of its members, provided that any delegated approvals must be reported to the full Audit Committee and all approvals of non-audit services will be disclosed in our periodic reports.

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Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock is registered pursuant to Section 12(b) of the Exchange Act. Executive officers, directors and 10% beneficial owners are required to file beneficial ownership reports with the SEC disclosing beneficial ownership and changes in beneficial ownership of our common stock. SEC rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an executive officer, director or 10% beneficial owner to file such forms on a timely basis. Based on our review of such ownership reports, we believe that no officer or director failed to timely file such ownership reports for the fiscal year ended December 31, 2013, other than one late Form 4 filing reporting one late transaction for Mr. Stetz and one late Form 4 filing reporting five late transactions for Mr. Robbins.

Compensation Committee

During 2013, the Compensation Committee met three times to review the performance of the executive officers and determine our compensation programs and adjustments. The Compensation Committee currently consists of directors Ballance, Bielan, Hogan, Lyga, Pasiechnik and Stetz. Each member of the Compensation Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Messrs. Mindiak and Coughlin do not participate in the Board of Directors determination of their respective compensation as executive officers. The Board of Directors has adopted a written charter for the Compensation Committee and this charter has been posted to our web-site at www.bcbcommunitybank.net.

Roles and Responsibilities. The primary purpose of the Compensation Committee is to conduct reviews of our general executive compensation policies and strategies in order to oversee and evaluate our overall compensation structure and programs. Direct responsibilities include, but are not limited to:

•	Evaluating and approving goals and objectives relevant to compensation of the chief executive officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;
•	Determining and approving the compensation level for the chief executive officer;
•	Determining and approving compensation levels of other key executive officers; and
•	Recommending to the Board compensation policies for outside directors.

The Compensation Committee approves the compensation paid to the Chief Executive Officer, other officers and directors, including both equity and non-equity compensation. The performance of the Chief Executive Officer and other officers is reviewed annually by the Compensation Committee. Performance evaluations are generally measured on criteria applicable to the Compensation Committee as a whole and to specific responsibilities of each executive. While strict numerical formulas are not used to evaluate the performance of our executive officers, criteria considered include earnings, return on equity, return on assets, asset quality, capital management, risk management, franchise expansion, corporate governance, expertise and general management skills, and each executive’s contribution to our successful operation. These criteria are evaluated not only on current year performance, but also on the trend of performance over the past several years and within the context of unusual operating and performance issues. Also, taken into consideration are factors outside of the control of management, such as the state of the economy, the interest rate environment, regulatory mandates and competition.

Our executive officers are generally not engaged directly with the Compensation Committee in setting the amount or form of executive officer or director compensation. However, as part of the annual performance review for our executive officers other than the Chief Executive Officer, the Compensation Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance. In addition, the Compensation Committee may delegate to management certain of its duties and responsibilities, including the adoption, amendment, modification or termination of benefit plans. The Compensation Committee also reviews the form and amount of compensation paid to our non-management directors from time to time.

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The Compensation Committee has sole authority and responsibility under its charter to approve the engagement of any compensation consultant it uses and the fees for those services. However, the Compensation Committee did not engage a compensation consultant to assist in determining the amount or form of executive and director compensation paid during the year ended December 31, 2013.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and President and those executive officers who report directly to the Chief Executive Officer and President. None of the members of the Compensation Committee was an officer or employee of BCB Bancorp, Inc. or BCB Community Bank during the fiscal year ended December 31, 2013, or is a former officer of BCB Bancorp, Inc. or BCB Community Bank.

During the fiscal year ended December 31, 2013, (i) no executive of BCB Bancorp, Inc. or BCB Community Bank served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of BCB Bancorp, Inc.; (ii) no executive officer of BCB Bancorp, Inc. or BCB Community Bank served as a director of another entity, one of whose executive officers served on the Compensation Committee of BCB Bancorp, Inc. and (iii) no executive officer of BCB Bancorp, Inc. or BCB Community Bank served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of BCB Bancorp, Inc. or BCB Community Bank.

Compensation Discussion and Analysis

Compensation Objectives. Our compensation objectives begin with the premise that our success depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives we provide such persons to successfully implement our business strategy and other corporate objectives. The overall objectives of our compensation program is to retain, motivate and reward employees and officers (including Named Executive Officers, as defined below) for performance, and to provide competitive compensation to attract talent to our organization. We recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers a range of compensation techniques as we seek to attract and retain key personnel.

We intend to base our compensation decisions on four basic principles:

•	Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•	Aligning with Shareholder Interest – As a public company, we use equity compensation as a key component of our compensation program to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our shareholders.

•	Driving Performance – We will base compensation in part on the attainment of company-wide, business unit and individual targets that contribute to our earnings within risk tolerance.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

We believe that we can achieve the objectives of our compensation philosophy by implementing a compensation program that is competitive with our industry peers and creates appropriate incentives for our management team.

This discussion is focused specifically on the compensation of the following executive officers, each of whom is named in the Summary Compensation Table which appears later in this section. Kenneth D. Walter resigned as Chief Financial Officer of BCB Bancorp, Inc. and BCB Community Bank on February 12, 2014. Thomas M. Coughlin was appointed Interim Chief Financial Officer of BCB Bancorp, Inc. and BCB Community Bank on February 19, 2014. These five executives are referred to in this discussion as “Named Executive Officers.”

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Name	Title as of December 31, 2013

Donald Mindiak	Chief Executive Officer
Thomas M. Coughlin	President and Chief Operating Officer
Kenneth D. Walter	Chief Financial Officer
Amer Saleem	Chief Lending Officer
William Pawlo	Chief Risk Officer

Designing our Compensation Program. Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our Named Executive Officers.

Other considerations influencing the design of our executive compensation program are:

•	experience in the financial services industry that promotes the safe and sound operation of BCB Bancorp, Inc. and BCB Community Bank;

•	experience and prior performance of our executives in successfully implementing and completing strategic goals;

•	experience in all aspects of risk management;

•	executives with sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;

•	disciplined decision-making that respects our strategic plan but adapts quickly to change;

•	the retention and development of incumbent executives who meet or exceed performance objectives, since recruiting executives can be expensive, unpredictable and may have a disruptive effect on our operations;

•	the compensation and employment practices of our competitors within the financial services industry and elsewhere in the marketplace; and

•	each executive’s individual performance and contribution in helping us achieve our corporate goals.

Role of the Compensation Committee and Certain Executive Officers. Our Compensation Committee and Chief Executive Officer have a significant role in helping us achieve our compensation objectives and designing our compensation program. The Compensation Committee is responsible for overseeing and making recommendations to the full Board of Directors with respect to our compensation program related to the Named Executive Officers. The Compensation Committee regularly evaluates and approves the elements of total compensation payable to the Named Executive Officers. In making these determinations, the Compensation Committee considers each Named Executive Officer’s level of job responsibility, the compensation paid by peers for similar levels of responsibility, industry survey data regarding executive compensation and our financial condition and performance.

The Chief Executive Officer provides the Compensation Committee with input regarding our employee compensation philosophy, process and compensation decisions for employees other than himself. In addition to providing factual information such as company-wide performance on relevant measures, the Chief Executive Officer articulates senior management’s views on current compensation programs and processes, recommends relevant performance measures to be used for future evaluations and otherwise provides information to assist the Compensation Committee. The Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.

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The Chief Executive Officer participates in Compensation Committee activities purely in an informational and advisory capacity and has no vote in the Compensation Committee’s decision-making process. The Chief Executive Officer does not attend the portions of compensation committee meetings during which his performance is evaluated or his compensation is being determined. No executive officer other than the Chief Executive Officer attends the portions of compensation committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.

Use of Consultants. In 2013, the Board of Directors in concert with the Compensation Committee did not engage the services of a compensation consultant.

Elements of Compensation. Our compensation program with respect to our Named Executive Officers primarily consists of the following:

•	base salary, which is designed to provide a reasonable level of predictable income commensurate with the market standards for the executive’s position;

•	non-equity bonus and incentive compensation which is determined by the Compensation Committee based on the satisfaction of company-wide and individually-based performance objectives;

•	equity compensation based on awards of stock options, which provides the Named Executive Officers with incentive to work to maximize shareholder value;

•	severance benefits payable pursuant to employment agreements with the Named Executive Officers;

•	retirement benefits payable pursuant to our 401(k) plan; and

•	health and welfare benefits.

The Compensation Committee seeks to create what it believes is the best mix of each element of compensation in delivering the Named Executive Officer’s total compensation. For each Named Executive Officer, a significant percentage of total cash compensation is at-risk, meaning that it will generally be earned when BCB Bancorp, Inc. or the Named Executive Officer is successful in ways that are aligned with and support BCB Bancorp, Inc.’s interests. The Compensation Committee reviewed compensation for the year ended December 31, 2013 for the Named Executive Officers relative to the competitive market and relative to results delivered on established objectives and performance criteria, and concluded that each Named Executive Officer’s compensation was consistent with market practice and was based on reasonable performance. Additionally, since our shareholders approved our compensation program as described in our Definitive Proxy Statement for the Annual Meeting of Shareholders filed with the SEC on March 18, 2013, we designed our compensation program for the fiscal years ended December 31, 2013 and December 31, 2014 to be materially consistent.

Base Salary. Base salary is the primary source of compensation for services performed during the year for all employees. On an annual basis, the Compensation Committee reviews the base salaries of the Named Executive Officers and primarily considers:

•	market data for peer institutions and direct competitors located in New Jersey and the northeast region;

•	internal review of the Named Executive Officer’s compensation, both individually and relative to other officers;

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•	individual performance of the executive;

•	qualifications and experience of the executive; and

•	our financial condition and results of operations, including tax and accounting impact of the base salaries.

Base salaries are reviewed annually and adjusted from time-to-time to realign base salaries with market levels after taking into account the considerations discussed above. Details regarding base salary are included in the Summary Compensation Table following this section. The Compensation Committee set the base salaries for Messrs. Mindiak, Coughlin, Walter and Saleem at $217,500, $217,500, $180,000 and $175,000 respectively, for 2013, based on the considerations set forth above. Mr. Pawlo’s 2013 base salary was initially set at $130,000. However, the Compensation Committee increased his base salary to $190,000 so that it is competitive relative to our market area.

Non-Equity Bonus and Incentive Compensation. The Compensation Committee has the authority to award discretionary bonus payments to the Named Executive Officers. For 2013, Messrs. Mindiak, Coughlin, Walter, Saleem and Pawlo were each eligible to receive a bonus payment up to 50% of their base salary. The Named Executive Officer’s bonus payment may be further increased if his performance exceeded all expectations and made a contribution to BCB Bancorp, Inc. and BCB Community Bank well beyond what was originally envisioned by the Compensation Committee.

While strict numerical formulas are not used to quantify the Named Executive Officers’ bonus payments, both company-wide and individually-based performance objectives are used by the Compensation Committee to determine bonus payments. Company-wide performance objectives focus on growth, expense control and asset quality, in particular the quality of our loan portfolio and positive results of our quality control audits, compliance audits and regulatory safety and soundness examinations. Such performance objectives are customarily used by similarly-situated financial institutions in measuring performance. Individually-based performance objectives are determined based on the individual’s responsibilities and contributions to our successful operation. Both the company-wide and individually-based performance objectives are evaluated by the Compensation Committee on an annual basis and also as a trend of performance measured over the prior three years. The Compensation Committee also takes into consideration outside factors that impact our performance, such as national and local economic conditions, the interest rate environment, regulatory mandates and the level of competition in our primary market area.

See the Summary Compensation Table below for the bonus payments that were earned by the Named Executive Officers for 2013.

Equity Compensation. The Compensation Committee provides stock option awards to the Named Executive Officers under our 2011 Stock Option Plan to focus their attention on our sustained, long-term financial performance. A stock option award gives the recipient the right to purchase shares of our common stock at a specified price during a specified period of time. The Compensation Committee believes that stock option awards: (1) reward the Named Executive Officers for long-term, sustained performance and stock price growth; (2) align the Named Executive Officers’ interests with our shareholders through stock ownership; and (3) provide an incentive to the Named Executive Officers to remain employed with BCB Bancorp, Inc. and BCB Community Bank through the vesting periods of the stock option awards.

In 2013, Messrs. Mindiak, Coughlin and Walter were granted stock option awards that vest at a rate of 10% per year, over ten years commencing on the first anniversary of the grant date. The Compensation Committee believes that a ten-year vesting schedule for the stock option awards will significantly focus the executive’s attention on the long-term performance of BCB Bancorp, Inc. and BCB Community Bank.

Severance Benefits. We currently maintain employment agreements with Messrs. Mindiak and Saleem, which provide them with severance payments in the event of their involuntary termination or constructive termination of employment without cause. In addition, the employment agreements provide payments to such executives in the event of a change in control of BCB Bancorp, Inc. or BCB Community Bank, which would be paid in lieu of any severance payments that are triggered as a result of their termination of employment thereafter. Mr. Walter does not currently have an employment agreement due to his resignation as Chief Financial Officer of BCB Bancorp, Inc. and BCB Community Bank on February 14, 2014.

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In addition, we currently maintain executive agreements with Messrs. Mindiak, Coughlin and Saleem that will reimburse them for any tax liability that is incurred in the event any payments made in connection with a change in control trigger penalties under Sections 280G and 4999 of the Internal Revenue Code. The rationale of the executive agreements is to provide the executives with their intended change in control payments without any reduction for tax penalties related to the payments.

Please see “Executive Compensation- Benefit Plans” for a more thorough description of these agreements. Please also see “Executive Compensation - Termination Payment Table” for more information related to the payments that would be made under certain scenarios with respect to these agreements.

Retirement Plans. The Named Executive Officers are eligible to participate in our 401(k) plan on the same terms as other employees. Under the plan, each eligible employee is permitted to defer, on a pre-tax basis, up to 15% of his or her salary for retirement (subject to limitations under the Internal Revenue Code). We contribute an amount equal to 100% of the first 3% of an employees’ contribution and 50% of the next 2% of an employees’ contribution. We do not provide our employees, including the Named Executive Officers, with any non-qualified supplemental retirement benefits.

Health and Welfare Benefits. We provide group health, dental and vision insurance coverage to our employees, including the Named Executive Officers, with the employees being responsible for a portion of the premiums. The Compensation Committee believes these benefits are appropriate and assist the employees in fulfilling their employment obligations.

Tax and Accounting Implications. In consultation with our advisors, we evaluate the tax and accounting treatment of our compensation program at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, we intend to structure our compensation program in a tax efficient manner.

Risk Management. The Compensation Committee believes that any risks arising from our compensation policies and practices for all of our employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on BCB Bancorp, Inc. or BCB Community Bank. In addition, the Compensation Committee believes that the mix and design of the elements of our compensation program will encourage our senior management to act in a manner that is focused on the long-term valuation of BCB Bancorp, Inc. and BCB Community Bank.

The Compensation Committee regularly reviews our compensation program to ensure that controls are in place so that our employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of BCB Bancorp, Inc. and BCB Community Bank. With respect to our non-equity bonus compensation program, the Compensation Committee reviews and approves both the company-wide and individual performance objectives that are used to determine the bonus payments made to our employees. The performance objectives selected are customary performance metrics for financial institutions in our peer group. In addition, because the Compensation Committee evaluates the company-wide performance objectives as a trend of performance over the prior three years, the long-term financial performance of BCB Bancorp, Inc. and BCB Community Bank is directly correlated with the amount of bonus payments awarded to our employees.

Finally, by implementing our equity compensation program, the Compensation Committee has put more of our common stock into the hands of our employees which will align their interests with those of our shareholders, and in turn should contribute to long-term shareholder value and decrease the likelihood that they would take excessive risks that could threaten the value of their common stock received under our equity compensation program.

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Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference, and shall not otherwise be deemed filed with the Securities and Exchange Commission.

This report has been provided by the Compensation Committee:

Robert Ballance (Chairman)

Judith Q. Bielan

Mark D. Hogan

Joseph Lyga

Alexander Pasiechnik

Gary Stetz

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Executive Compensation

Summary Compensation Table. The following table sets forth, for the years ended December 31, 2013, 2012 and 2011, certain information as to the total compensation paid to Donald Mindiak, who served as the principal executive officer of BCB Bancorp, Inc., Thomas Coughlin, who served as the principal operating officer of BCB Bancorp, Inc., Kenneth D. Walter, who served as the principal financial officer of BCB Bancorp, Inc., and the two other most highly compensated executive officers who received total compensation of at least $100,000 from BCB Bancorp, Inc. or BCB Community Bank during the year ended December 31, 2013. On February 12, 2014, Mr. Walter resigned as Chief Financial Officer of BCB Bancorp, Inc. and BCB Community Bank. Each of the individuals listed in the table below is referred to as a “Named Executive Officer.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)(2)	Total ($)
Donald Mindiak Chief Executive Officer and Director	2013 2012 2011	217,500 217,500 217,500	50,000 — 75,000	— — —	15,900 — 7,450	— — —	— — —	17,842 17,014 18,014	301,242 234,514 317,964
Thomas M. Coughlin President, Chief Operating Officer and Director	2013 2012 2011	217,500 195,000 195,000	150,000 97,500 80,000	— — —	15,900 — 7,450	— — —	— — —	12,214 19,314 16,514	395,614 311,814 298,964
Kenneth D. Walter Chief Financial Officer	2013 2012 2011	180,000 180,000 180,000	— — 15,000	— — —	15,900 — 7,450	— — —	— — —	24,844 29,593 30,877	220,744 209,593 233,327
Amer Saleem Chief Lending Officer	2013 2012 2011	175,000 175,000 175,000	40,000 20,000 20,000	— — —	— — —	— — —	— — —	7,506 8,314 7,776	222,506 203,314 202,776
William Pawlo Chief Risk Officer	2013 2012	153,077 130,000	15,000 7,500	— —	— —	— —	— —	7,929 6,287	176,006 143,787

(1)	Represents the grant date fair value of the stock option awards received by Messrs. Mindiak, Coughlin and Walter under the BCB Bancorp, Inc. 2011 Stock Option Plan. The grant date fair value has been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). A discussion of the assumptions used in calculating the award values may be found in our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	The amounts in this column reflect what we paid for, or reimbursed, the applicable Named Executive Officer for the various benefits and perquisites received. A break-down of the various elements of compensation in this column for 2013 is set forth in the table provided below.

All Other Compensation
Name	Year	Employer Contributions to 401(k) Plan ($)	Life Insurance ($)	Retainer ($)	Club Dues ($)	Total All Other Compensation ($)

Donald Mindiak	2013	9,528	1,314	7,000	—	17,842

Thomas M. Coughlin	2013	3,900	1,314	7,000	—	12,214

Kenneth D. Walter	2013	7,062	946	—	16,836	24,844

Amer Saleem	2013	6,192	1,314	—	—	7,506

William Pawlo	2013	6,123	1,806	—	—	7,929

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Grants of Plan-Based Awards. The following table provides information for the year ended December 31, 2013 as to grants of plan-based awards for our Named Executive Officers.

Grants of Plan-Based Awards For the Year Ended December 31, 2013
		Estimated future payouts under Non- equity incentive plan awards			All other stock awards: number of shares of stock or	All other option awards: number of securities underlying	Exercise or base price of option	Grant Date Fair Value of Stock and Option
Name	Grant Dates	Threshold ($)	Target ($)	Maximum ($)	units (#)	options (#)(1)	awards ($/Sh)	Awards ($)

Donald Mindiak	01/17/2013	—	—	—	—	10,000	$9.03	15,900

Thomas M. Coughlin	01/17/2013	—	—	—	—	10,000	$9.03	15,900

Kenneth D. Walter	01/17/2013	—	—	—	—	10,000	$9.03	15,900

Amer Saleem	—	—	—	—	—	—	—	—

William Pawlo	—	—	—	—	—	—	—	—

(1)	Awards were granted under the BCB Bancorp, Inc. 2011 Stock Option Plan.

Benefit Plans

Employment Agreements. On July 6, 2010, BCB Community Bank entered into an employment agreement with Mr. Walter, the term of which ended on February 12, 2014 in connection with Mr. Walter’s resignation. In addition, on July 30, 2013, BCB Community Bank entered into employment agreements with Messrs. Mindiak and Saleem that supersede and replace their individual employment agreements dated July 30, 2012. The employment agreements for Messrs. Mindiak and Saleem will each expire on July 31, 2014. Mr. Coughlin does not currently have an employment agreement.

Each employment agreement provides Messrs. Mindiak, Walter and Saleem with an annual base salary of $217,500, $180,000 and $175,000 respectively, plus a discretionary bonus up to 50% of the executive’s annual salary in a performance bonus each year. The bonus may be further increased if the executive’s performance exceeded all expectations and made a contribution to BCB Bancorp, Inc. and BCB Community Bank well beyond what was originally envisioned by the Compensation Committee. Please see the “Compensation Discussion and Analysis” for further details regarding the methodology for determining discretionary bonus payments. In addition, Messrs. Mindiak, Walter and Saleem are entitled to participate in incentive compensation and bonus plan arrangements and employee benefit plans offered by BCB Community Bank, and will be reimbursed for business expenses incurred.

In the event of the executive’s involuntary termination of employment for reasons other than cause, disability or death, or in the event the executive resigns during the term of the agreement for “good reason” (as defined therein), each executive, with the exception of Mr. Walter, will be entitled to (i) a lump sum severance payment equal to one times base salary, and (ii) continued life insurance coverage and non-taxable medical and dental insurance coverage that will cease upon the earlier of (A) the end of the term of his employment agreement or (B) the date on which such coverage is made available to the executive through subsequent employment. For Mr. Walter, he would be entitled to (i) a lump sum severance payment equal to three times the sum of his average annualized base salary and average rate of bonus paid to him during the three years prior to termination, and (ii) continued life insurance coverage and non-taxable medical and dental insurance coverage that will cease upon the earlier of (A) three years after his date of termination or (B) the date on which such coverage is made available to him through subsequent employment.

Upon the occurrence of a change in control of BCB Bancorp, Inc. or BCB Community Bank (as defined under each executive’s employment agreement), each executive, with the exception of Mr. Walter, will be entitled to receive a lump sum payment equal to three times his average annualized base salary paid during the three years prior to the change in control (or such fewer number years employed with BCB Community Bank). For Mr. Walter, he will receive a lump sum payment equal to three times the sum of his average annualized base salary and annual bonus paid during the three years prior to the change in control (or such fewer number of years employed with BCB Community Bank). For all executives, the change in control payment would be made in lieu of any severance payments that are triggered under the employment agreement following a change in control.

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Upon termination of employment other than following a change in control, each executive agrees not to compete with BCB Bancorp, Inc. or BCB Community Bank for one year following his termination within 25 miles of the locations in which BCB Bancorp, Inc. or BCB Community Bank has business operations or has filed an application for regulatory approval to establish an office.

Executive Agreements. On December 10, 2008, BCB Bancorp and BCB Community Bank entered into an executive agreement with Messrs. Mindiak and Coughlin. In addition, on July 6, 2010, BCB Bancorp, Inc. and BCB Community Bank entered into an executive agreement with Messrs. Walter and Saleem. However, as of February 12, 2014, Mr. Walter no longer has an executive agreement.

Under the executive agreements, in the event of a change in control of BCB Bancorp, Inc. or BCB Community Bank, the executive would be entitled to a gross-up payment to cover applicable excise taxes, if any, on the compensation or benefits paid by BCB Bancorp, Inc. or BCB Community Bank that are considered “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code such that the net amount retained by the executive after the deduction of the excise and other applicable taxes on the gross-up payment would equal the amount of compensation or benefits due to the executive.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of December 31, 2013 for our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End
	Option awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#)(1) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned |options (#)	Option exercise price ($)	Option expiration Date
Donald Mindiak	11,406	—	—	11.84	8-11-2014
	1,000	4,000	—	8.93	9-29-2021
	—	10,000	—	9.03	1-17-2023

Thomas M. Coughlin	8,393	—	—	15.65	8-11-2014
	1,000	4,000	—	8.93	9-29-2021
	—	10,000	—	9.03	1-17-2023

Kenneth D. Walter	3,000(2)	—	—	29.25	3-23-2015
	1,000	4,000	—	8.93	9-29-2021
	—	10,000	—	9.03	1-17-2023

Amer Saleem	300	—	—	15.60	12-21-2015
	3,906	—	—	11.84	8-11-2014

William Pawlo	—	—	—	—	—

____________

(1)	All stock options vest at a rate of 10% per year, commencing on the one year anniversary date following the date of grant.
(2)	The stock options were awarded to Mr. Walter under the Pamrapo Bancorp, Inc. 2003 Stock-Based Incentive Plan.

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Options Exercised and Stock Vested. The following table sets forth information for the Named Executive Officers with respect to option exercises during the year ended December 31, 2013.

Options Exercises
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Donald Mindiak	1,924	2,732

Thomas M. Coughlin	—	—

Kenneth D. Walter	—	—

Amer Saleem	513	5,222

William Pawlo	—	—

___________________

(1)	Represents the dollar amount realized upon exercise by determining the difference between the market price of BCB Bancorp, Inc. common stock on the date of exercise and the exercise price of the stock options.

Stock Benefit Plans

BCB Bancorp, Inc. Stock Option Plans. Outside directors and employees of BCB Bancorp, Inc., BCB Community Bank or their affiliates are eligible to participate and receive awards under the BCB Bancorp, Inc. 2011 Stock Option Plan (“2011 Stock Option Plan”), BCB Bancorp, Inc. 2003 Stock Option Plan (“2003 Stock Option Plan”) and the BCB Bancorp, Inc. 2002 Stock Option Plan (“2002 Stock Option Plan”). BCB Bancorp, Inc. reserved 900,000, 358,910 and 241,980 shares common stock to be issued pursuant to grants to stock option awards under the 2011 Stock Option Plan, 2003 Stock Option Plan and the 2002 Stock Option Plan, respectively. A stock option gives the recipient the right to purchase shares of common stock of BCB Bancorp, Inc. at a specified price during a specified period of time. Awards may be granted as either incentive or non-statutory stock options. Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code. Only employees are eligible to receive incentive stock options. Shares of common stock purchased upon exercise of a stock option must be paid for in full at the time of exercise either in cash or with common stock owned by the recipient.

Pamrapo Bancorp, Inc. 2003 Stock Based Incentive Plan. The Pamrapo Bancorp, Inc. 2003 Stock-Based Incentive Plan (“Pamrapo Stock Plan”) was adopted by Pamrapo Bancorp, Inc. in 2003 and was assumed by BCB Bancorp, Inc. on July 6, 2010 as a result of the merger between BCB Bancorp, Inc. and Pamrapo Bancorp, Inc. Following the completion of the merger, each option granted by Pamrapo Bancorp, Inc. to purchase shares of Pamrapo Bancorp, Inc. common stock was converted automatically into an option to purchase shares of BCB Bancorp, Inc. common stock. No additional equity awards have been issued by BCB Bancorp, Inc. under the Pamrapo Stock Plan. As of December 31, 2013, there are a total of 10,569 outstanding stock option awards under the Pamrapo Stock Plan, 7,569 of which have been issued to Mr. Walter. Each outstanding stock option award is fully vested and exercisable by the recipient.

Tax-Qualified Benefit Plans

401(k) Plan. BCB Community Bank maintains the BCB Community Bank 401(k) Plan, a tax-qualified defined contribution retirement plan, for all employees who satisfied the 401(k) plan’s eligibility requirements. Employees are eligible to participate in the plan upon completion of one year of service with BCB Community Bank. The 401(k) plan allows a participant to contribute, on a pre-tax basis, up to 15% of his or her annual salary, provided that the contribution does not exceed the maximum salary deferral contribution limit set forth by the Internal Revenue Service, which was $17,500 for 2013. In addition, BCB Community Bank may make: (i) discretionary qualified non-elective contributions; and/or (ii) discretionary matching contributions to the 401(k) plan, both of which will be allocated to a participant’s individual account based on the ratio his or her compensation bears to the total compensation of all participants. A participant is always 100% vested in his or her elective deferrals and the qualified non-elective contributions that were allocated to his or her account. BCB Community Bank’s profit-sharing contributions that were allocated to a participant’s account will become vested at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service. However, a participant will immediately become 100% vested in the profit sharing contributions upon his or her death, disability, or attainment of age 65 while employed with BCB Community Bank. Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account on or after the normal retirement date (age 65) or upon termination of employment.

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Each participant has an individual account under the 401(k) plan and may direct the investment of his or her account among a variety of investment options available, including the purchase of BCB Bancorp, Inc. common stock through the BCB Bancorp Stock Fund.

Potential Payments Upon Termination or Change in Control. The following table sets forth estimates of the amounts that would be payable to the Named Executive Officers upon the executive’s voluntary resignation, normal retirement, involuntary termination without cause or resignation for “good reason,” termination of employment for “cause,” a change in control, death or disability, if such termination were effective as of December 31, 2013. Vested or accrued benefits under tax-qualified plans are disclosed elsewhere in the Annual Report on Form 10-K. The actual amounts to be paid upon any future termination can only be determined at the time of such actual separation.

	Voluntary Resignation ($)	Normal Retirement ($)	Involuntary Termination or Resignation for “Good Reason” ($)	Termination for Cause ($)	Change in Control ($)	Disability ($)	Death ($)

Donald Mindiak
Employment Agreement (1)	—	—	228,590	—	663,590	57,034	19,011
2011Stock Option Plan (3)	—	—	—	—	62,280	62,280	62,280
Executive Agreement (4)	—	—	—	—	—	—	—

Thomas M. Coughlin
2011 Stock Option Plan (3)	—	—	—	—	62,280	62,280	62,280
Executive Agreement (4)	—	—	—	—	—	—	—

Kenneth D. Walter
Employment Agreement (2)	—	—	612,036	—	612,036	57,034	19,011
2011Stock Option Plan (3)	—	—	—	—	62,280	62,280	62,280
Executive Agreement (4)	—	—	—	—	303,168	—	—

Amer Saleem
Employment Agreement (1)	—	—	186,090	—	536,090	57,034	19,011
2011 Stock Option Plan	—	—	—	—	—	—	—
Executive Agreement (4)	—	—	—	—	230,948	—	—

William Pawlo
2011 Stock Option Plan	—	—	—	—	—	—	—

___________________

(1)	For “Involuntary Termination or Resignation for “Good Reason” column, amount reflects the sum of: (i) a cash payment equal to one times the executive’s annualized 2013 base salary; and (ii) the estimated employer cost of continued life, medical and dental insurance through July 31, 2014. For “Change in Control” column, amount reflects the sum of: (i) a cash payment equal to three times the executive’s average base salary paid in 2013, 2012 and 2011 and (ii) the estimated employer cost of continued life, medical and dental insurance through July 31, 2014 (which assumes the Named Executive Officer’s involuntary termination without cause in connection with a change in control). The continued welfare benefits are payable if the executive’s involuntary termination or resignation for “good reason” occurs in connection with a change in control. For “Disability” column, amount reflects an estimated employer cost of continued life, medical and dental insurance for three years. For “Death” column, amount reflects the estimated employer cost of continued family medical and dental insurance coverage for one year.
(2)	For “Involuntary Termination or Resignation for “Good Reason” and “Change in Control” columns, amounts reflect the sum of: (i) a cash payment equal to three times Mr. Walter’s average base salary and bonus earned in 2013, 2012 and 2011 and (ii) the estimated employer cost of continued life, medical and dental insurance for three years. For “Disability” column, amount reflects an estimated employer cost of continued life, medical and dental insurance for three years. For “Death” column, amount reflects the estimated employer cost of continued family medical and dental insurance coverage for one year.
(3)	Amount represents the difference between the fair market value of BCB Bancorp, Inc. common stock and the exercise price of the 14,000 stock options that become vested and exercisable as a result of the executive’s termination of employment due to death or disability or a change in control of BCB Bancorp, Inc. or BCB Community Bank. The fair market value of BCB Bancorp, Inc. common stock on December 31, 2013 was $13.45, and exercise price of 4,000 stock options is $8.93 and 10,000 stock options is $9.03.
(4)	In the event the total change in control payments include an “excess parachute payment” as defined under Section 280G of the Internal Revenue Code, the executive would be entitled to a tax gross-up payment to cover applicable excise taxes such that the net amount retained by the executive following the deduction of the excise tax and other applicable taxes on the gross-up payment would equal the total amount of change in control payments due to the executive.

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Director Compensation

Directors’ Summary Compensation Table. Set forth below is summary compensation for each of our non-employee directors for the year ended December 31, 2013. Compensation paid to directors who are also Named Executive Officers is reflected above in “Executive Compensation – Summary Compensation Table.”

Director Compensation
Name	Fees earned or paid in cash ($)(1)	Non-qualified deferred compensation earnings ($)	Stock Awards ($)	Option Awards ($)(2)(3)	All other compensation ($)(4)	Total ($)
Mark D. Hogan	54,000	—	—	15,900	13,514	83,414
Robert Ballance	51,600	—	—	15,900	—	67,500
Judith Q. Bielan	47,100	—	—	15,900	—	63,000
Joseph Brogan	56,400	—	—	15,900	—	72,300
James Collins	53,700	—	—	15,900	—	69,600
Robert Hughes(5)	45,900	—	—	15,900	—	61,800
Joseph Lyga	50,800	—	—	15,900	—	66,700
Alexander Pasiechnik	54,600	—	—	15,900	—	70,500
Spencer Robbins	52,500	—	—	15,900	—	68,400
Gary Stetz	55,500	—	—	15,900	—	71,400

(1)	Included in these totals are certain fees earned during the fourth quarter of 2013, but paid in 2014.
(2)	Represents the grant date fair value of the stock option awards received by the directors under the BCB Bancorp, Inc. 2011 Stock Option Plan. The grant date fair value has been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). A discussion of the assumptions used in calculating the award values may be found in our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(3)	As of December 31, 2013, each director has the following outstanding stock option awards:

Name	OptionAwards (#)
Mark D. Hogan	14,500
Robert Ballance	31,592
Judith Q. Bielan	31,592
Joseph Brogan	23,092
James Collins	25,906
Robert Hughes	15,000
Joseph Lyga	31,092
Alexander Pasiechnik	26,406
Spencer Robbins	10,000
Gary Stetz	10,000

(4)	For Mr. Hogan, amount represents perquisites received in the form of a country club membership.
(5)	Mr. Hughes retired from the Board of Directors on September 17, 2013.

Director Fees

Members of the Board of Directors and the committees of BCB Bancorp, Inc. did not receive separate compensation for their service for the year ended December 31, 2013.

During the year ended December 31, 2013, non-employee members of the Board of Directors of BCB Community Bank received fees ranging from $45,900 to $56,400 where the fee amount was determined based on tenure and term of service. Members of the Board of Directors of BCB Community Bank who are also executive officers did not receive any fees for the year ended December 31, 2013. Each employee-director received only an annual retainer of $7,000 for his services as a director.

Director Plans

Stock Benefit Plans. Directors are eligible to participate in the 2011 Stock Option Plan, the 2003 Stock Option Plan and the 2002 Stock Option Plan. Please see the descriptions of each plan set forth above under “Executive Compensation – Stock Benefit Plans” for further details.

Deferred Compensation Plan for Directors. The Board of Directors of BCB Community Bank adopted the 2005 Director Deferred Compensation Plan (the “2005 Deferred Plan”), which became effective on October 1, 2005. The 2005 Deferred Plan is designed to comply with the requirements of Section 409A of the Internal Revenue Code. All members of the Board of Directors of BCB Community Bank are eligible to participate in the plan. Pursuant to the 2005 Deferred Plan, a participant may elect to defer, on a pre-tax basis, receipt of all or any portion of the fees and retainers received for his or her service on the Board of Directors and on committees of the Board of Directors, but only to the extent such amounts are attributable to services not yet performed. BCB Community Bank credits the deferred amounts to a bookkeeping account. Interest is paid on such deferred amounts at a rate equal to the rate payable on BCB Community Bank’s highest paying time deposit, as determined as of the first day of each month, or as adjusted from time to time. BCB Community Bank may establish a rabbi trust to which BCB Community Bank may deposit such deferrals and interest, but such deposits shall remain subject to the claims of BCB Community Bank’s creditors.

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A participant may make a deferral election during the first 30 days of becoming eligible to participate in the 2005 Deferred Plan with respect to amounts earned that year, specifying the amount deferred and the time and form of payment. Deferral amounts continue in effect until the participant files a notice of adjustment with BCB Community Bank. In addition, if the amount of director fees and/or retainers is increased, the participant may increase the amount of his or her deferral by filing a notice of adjustment with BCB Community Bank. Such adjustments take effect as of January 1 following the date the notice is given to BCB Community Bank. Such deferral election is irrevocable with respect to the calendar year for which it is filed, provided, however, that a participant may delay distributions or modify a previous deferral election if: (i) the new deferral election is not effective for 12 months, (ii) the original distribution date is at least 12 months from the date of the change in the election, and (iii) the new distribution date must be at least five years after the original distribution date.

Deferred fees will be paid out on the participant’s benefit age as designated in his or her deferral election form or upon the participant’s death, disability or separation from service as a director of BCB Community Bank, if such date is earlier than his or her designated benefit age. Distributions may also be made earlier than the director’s designated benefit age if the distribution is necessary to satisfy a financial hardship, as defined under Section 409A of the Internal Revenue Code. At the election of the participant, the distribution may be paid out in a lump sum or in equal annual installments over a period not to exceed ten years.

Related Party Transactions

BCB Community Bank leases its 860 Broadway branch office from a limited liability company owned by directors Hogan, Ballance, Bielan, Brogan, Collins, Coughlin, Lyga, Pasiechnik and Pellegrini and former director Tagliareni. Based upon a market rental value appraisal obtained prior to entering into the lease agreement, we believe that the terms and conditions of the lease are comparable to terms that would have been available from a third party that was unaffiliated with BCB Community Bank. During 2013, total lease payments of $165,000 were made to the limited liability company. Payments under the lease currently total $13,750 per month. Each director and former director’s percentage ownership in the limited liability corporation is divided equally among 10 individuals. BCB Community Bank also leases its branch office located in Woodbridge, NJ from another limited liability company, a portion of which is owned by directors Robbins and Stetz. During 2013, the total lease payments of $165,106 were made to the limited liability company. Payments under the lease currently total $13,953 per month.

Other than as described in the preceding paragraph, no directors, executive officers or immediate family members of such individuals have engaged in transactions with us involving more than $120,000 (other than through a loan) during the preceding year. In addition, no directors, executive officers or immediate family members of such individuals were involved in loans from us involving more than $120,000 which were not made in the ordinary course of business and on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectability or present other unfavorable features.

We require that any transaction in which a director, officer or a member of their immediate family has an interest, and in which BCB Community Bank is involved must be reviewed and approved by the Board of Directors. Any such transaction must be made on terms no less favorable to us than it would be if we entered into a similar relationship with an unaffiliated third party. Any lending relationship between a director, officer or a member of their immediate family and BCB Community Bank must be reviewed and approved by the Board of Directors. All such loans are made on substantially the same terms as loans to third parties, consistent with banking regulations governing the origination of loans to directors, officers and employees of BCB Community Bank. The entire board is responsible for overseeing the application of these policies and procedures, which are part of our written policies.

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Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to us. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the Federal Deposit Insurance Corporation and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and officers are made in conformity with the Federal Reserve Act regulations.

PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the year ended December 31, 2013 was ParenteBeard LLC (“ParenteBeard”). The Audit Committee of the Board of Directors has approved the engagement of ParenteBeard to be our independent registered public accounting firm for the year ending December 31, 2014, subject to the ratification of the engagement by our shareholders at this annual meeting. Representatives of ParenteBeard are expected to attend the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Shareholder ratification of the selection of the independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the independent registered public accounting firm selected by the Audit Committee, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such change is in our best interests and the best interests of our shareholders.

Fees Paid to ParenteBeard

Set forth below is certain information concerning aggregate fees billed for professional services rendered by ParenteBeard during 2013 and 2012:

Audit Fees. The aggregate fees billed to us by ParenteBeard for professional services rendered for the audit of our annual financial statements, review of the financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings and engagements was $208,530 and $232,500 during the years ended December 31, 2013 and 2012, respectively.

Audit Related Fees. The aggregate fees billed to us by ParenteBeard for assurance and related services that are reasonably related to the performance of the audit and review of the financial statements and that are not already reported in “—Audit Fees,” above was $49,458, for the year ended December 31, 2013. There was no such fee billed to us by ParenteBeard for these services for the year ended December 31, 2012.

Tax Fees. The aggregate fees billed to us by ParenteBeard for professional services rendered for tax compliance, tax advice and tax planning was $67,159 and $50,513 during the years ended December 31, 2013 and 2012, respectively. These services include the calculation and preparation of all pertinent federal and state tax forms relative to us and our subsidiaries, and the maintenance of all applicable schedules and work papers relative to the same.

All Other Fees. An additional fee of $43,484 and $42,767 was billed to us by ParenteBeard during the years ended December 31, 2013 and December 31, 2012, respectively, for services related to eXtensible Business Reporting Language (“XBRL”), compliance services. This service assisted BCB Bancorp, Inc. with filing its consolidated financial statements in accordance with the Securities and Exchange Commission’s final rule, “Interactive Data to Improve Financial Reporting”, effective April 13, 2009. There were no fees billed to us by ParenteBeard that are not described above during the year ended December 31, 2013.

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The Audit Committee has considered whether the provision of non-audit services, which relate primarily to costs incurred with the management consulting services rendered, is compatible with maintaining ParenteBeard’s independence. The Audit Committee concluded that performing such services does not affect ParenteBeard’s independence in performing its function as auditor for us.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the fees paid in the audit-related, tax and all other categories were approved per the pre-approval policies.

Required Vote and Recommendation of the Board of Directors

In order to ratify the selection of ParenteBeard as independent registered public accounting firm for the 2014 year, the proposal must receive the affirmative vote of at least a majority of the votes cast at the annual meeting, either in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PARENTEBEARD LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL III – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer, Principal Financial Officer and our two other most highly compensated executive officers of the Company (“Named Executive Officers”) is described above under “Executive Compensation.” Shareholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.

In accordance with recently adopted changes to Section 14A of the Exchange Act, shareholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the shareholders of BCB Bancorp, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Executive Compensation section of the Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures set forth in that section.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our shareholders and encourages all shareholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTIONS SET FORTH IN PROPOSAL III.

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SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at our executive office, 104-110 Avenue C, Bayonne, New Jersey 07002, no later than November 28, 2014. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

OTHER MATTERS

Our Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any other matter should properly come before the annual meeting, the Proxy Committee of the Board of Directors will have authority to vote its proxies in its discretion with respect to any matter as to which the Board of Directors is not notified at least five business days before the date of the Proxy Statement.

MISCELLANEOUS/FINANCIAL STATEMENTS

We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. Our directors, officers and regular employees may solicit proxies personally or by telegraph or telephone without additional compensation.

A FORM 10-K CONTAINING FINANCIAL STATEMENTS AT AND FOR THE YEAR ENDED DECEMBER 31, 2013 IS BEING FURNISHED TO SHAREHOLDERS. THIS DOCUMENT CONSTITUTES OUR ANNUAL DISCLOSURE STATEMENT. COPIES OF ALL OF BCB BANCORP, INC.’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE AT THE COMMISSION’S WEB SITE (www.sec.gov), AND ARE AVAILABLE WITHOUT CHARGE BY WRITING TO BCB BANCORP, INC. AT 104-110 AVENUE C, BAYONNE, NEW JERSEY 07002, ATTENTION: CORPORATE SECRETARY.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mark D. Hogan

Mark D. Hogan
Chairman of the Board

Bayonne, New Jersey

March 17, 2014

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REVOCABLE PROXY
BCB BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints the Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of BCB Bancorp, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at The Knights of Columbus, 669 Avenue C, Bayonne, New Jersey 07002 on April 24, 2014, at 10:00 a.m. eastern time. The Board of Directors are authorized to cast all votes to which the undersigned is entitled as follows:

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

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Comments:

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IMPORTANT ANNUAL MEETING INFORMATION

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2014.

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:

http://www.cfpproxy.com/5031

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

X **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
1. The election as Directors of all nominees listed below each to serve for a three-year term:	☐	☐	☐

Robert Ballance
Joseph J. Brogan
Donald Mindiak
August Pellegrini, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

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The Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

The annual meeting may be postponed or adjourned for the purpose of soliciting additional proxies.

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to our Corporate Secretary at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to our Corporate Secretary at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of the annual meeting and a Proxy Statement dated March 17, 2014 and the Annual Report on Form 10-K with audited financial statements.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

5031